Form 10-K, Exhibit 13
period 1998-01-31
CASCADE CORP
filed 1998-04-30
CIK 18061

FINANCIAL
SUMMARY
(IN THOUSANDS)

FINANCIAL
HIGHLIGHTS
(IN THOUSANDS EXCEPT
WHERE NOTED*)


                                                             January 31
                                    1998           1997         1996         1995        1994
 Net sales                      $ 369,865       $ 218,485    $ 234,030     $ 183,365     $ 141,325
 Operating income               $  40,770       $  24,850    $  16,415     $  19,350     $   9,735
 Net income                     $  21,040(1)    $  17,420    $  10,550(2)  $  12,250     $   3,885(3)

 Per common share*
 Net income:
   Basic                        $    1.73(1)    $    1.48    $     .88(2)  $    1.02     $     .32(3)
   Diluted                      $    1.60(1)    $    1.48    $     .88(2)  $    1.02     $     .32(3)
 Book value                     $    9.32       $    8.46    $    7.74     $    7.37     $    6.47

 Working capital                $  81,063       $  32,750    $  49,829     $  40,821     $  37,337
 Expenditures for property,
   plant and equipment          $  15,453       $  16,624    $  11,825     $  21,921     $   8,126
 Total assets                   $ 349,592       $ 199,493    $ 153,190     $ 137,109     $ 106,571
 Long-term debt                 $ 144,785       $  12,810    $   9,531     $   7,809     $     682
 Shareholders' equity           $ 110,551       $  98,757    $  92,057     $  88,538     $  77,751
 Number of employees*               2,322           1,293        1,103           993           838


 (1) After $14,890 ($9,770 or $.74 per share, net of taxes) credit for environmental insurance settlements, net of certain expenses. See note 13 to consolidated financial statements.

(2) After $12,000 ($7,800 or $.65 per share, net of taxes) charge for environmental expenses. See note 13 to consolidated financial statements.

(3) After $1,980 or $.17 per share charge related to cumulative effect of accounting change. See note 9 to consolidated financial statements.

                                      CASCADE CORPORATION & SUBSIDIARY COMPANIES

CONSOLIDATED
STATEMENT OF
      INCOME

                                                  Year Ended January 31
                                              1998         1997           1996
                                          (Dollars in Thousands except Per Share)
Net sales                                 $  369,865    $ 218,485    $  234,030
                                          ----------    ---------    ----------
Operating expenses:
 Cost of goods sold                          259,605      143,080       153,345
 Depreciation and amortization                20,280       10,280         9,540
 Selling and administrative expenses          64,100       40,275        39,935
 Environmental expenses, net (Note 13)       (14,890)         -          14,795
                                          ----------    ---------    ----------
                                             329,095      193,635       217,615
                                          ----------    ---------    ----------

Operating income                              40,770       24,850        16,415

Interest expense                               9,440          876         1,085
Interest income                                 (610)      (1,076)       (1,045)
Other (income) expense, net                     (150)          65           315
                                          ----------    ---------    ----------

Income before income taxes                    32,090       24,985        16,060
Income taxes (Note 2)                         11,050        7,565         5,510
                                          ----------    ---------    ----------
Net income                                    21,040       17,420        10,550

Dividends paid on preferred shares
  of subsidiaries                                570           60           -
                                          ----------    ---------    ----------

Net income applicable to common
  shareholders                            $   20,470    $  17,360    $   10,550
                                          ----------    ---------    ----------
                                          ----------    ---------    ----------
Basic earnings per share                  $     1.73    $    1.48    $      .88
                                          ----------    ---------    ----------
                                          ----------    ---------    ----------
Diluted earnings per share                $     1.60    $    1.48    $      .88
                                          ----------    ---------    ----------
                                          ----------    ---------    ----------


The accompanying notes to consolidated financial statements are an integral part of this statement.

                                     CASCADE CORPORATION & SUBSIDIARY COMPANIES

CONSOLIDATED
BALANCE SHEET

                                                                             January 31
                                                                         1998           1997
                                                                       (Dollars in Thousands)
ASSETS
Current assets:
  Cash and cash equivalents                                           $  12,966    $  15,642
  Accounts receivable, less allowance for doubtful accounts
   of $743 and $227                                                      62,271       43,469
  Inventories, at average cost which is lower than market:
    Finished goods and components                                        42,280       26,701
    Goods in process                                                      3,965        4,634
    Raw materials                                                        12,035        4,667
                                                                      ---------    ---------
                                                                         58,280       36,002
  Deferred income taxes (Note 2)                                          1,165        1,496
  Prepaid expenses                                                        6,011        2,020
                                                                      ---------    ---------
    Total current assets                                                140,693       98,629

Property, plant and equipment,
 at cost less accumulated depreciation (Notes 3 and 7)                  101,147       81,393
Deferred income taxes (Note 2)                                            4,044        1,139
Goodwill (Note 10)                                                       94,982       16,804
Other Assets                                                              8,726        1,528
                                                                      ---------    ---------
  Total assets                                                       $  349,592   $  199,493
                                                                      ---------    ---------
                                                                      ---------    ---------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Notes payable to banks (Note 3)                                     $  13,193    $  29,846
  Current portion of long-term debt (Note 3)                              2,501        2,264
  Accounts payable                                                       23,604       21,373
  Accrued payroll and payroll taxes                                       7,331        4,222
  Other accrued expenses                                                 13,001        8,174
                                                                      ---------    ---------
    Total current liabilities                                            59,630       65,879

Long-term debt (Note 3)                                                 144,785       12,810
Deferred income taxes (Note 2)                                               -         5,151
Accrued environmental expenditures (Note 13)                             10,316        8,913
Other liabilities                                                         3,720        3,033
                                                                      ---------    ---------
    Total liabilities                                                   218,451       95,786
                                                                      ---------    ---------
Commitments and contingencies (Notes 12 and 13)
Manditorily redeemable convertible preferred stock and
 minority interest (Note 10)                                             20,590        4,950
                                                                      ---------    ---------

Shareholders' equity (Notes 4 and 5):
  Common stock, $.50 par value, authorized
   20,000,000 shares; 11,988,208 and 12,048,208
   shares issued                                                          5,994        6,024
  Additional paid-in capital                                              3,711           -
  Retained earnings                                                     109,091       94,561
  Cumulative foreign currency translation adjustments                    (8,016)      (1,142)
  Treasury stock, at cost, 127,498 and 381,504 shares                      (229)        (686)
                                                                      ---------    ---------
    Total shareholders' equity                                          110,551       98,757
                                                                      ---------    ---------
    Total liabilities and shareholders' equity                       $  349,592    $ 199,493
                                                                      ---------    ---------
                                                                      ---------    ---------

The accompanying notes to consolidated financial statements are an integral part of this statement.

                                     CASCADE CORPORATION & SUBSIDIARY COMPANIES


 CONSOLIDATED
 STATEMENT OF
   CHANGES IN
SHAREHOLDERS'
       EQUITY


                                                        Year Ended January 31
                                                   1998         1997        1996
                                                       (Dollars in Thousands)
Common stock
  Beginning balance                              $  6,024     $  6,139   $  6,196
  Common stock repurchased                            (30)        (115)       (57)
                                                 --------      -------   --------
                                                    5,994        6,024      6,139
                                                 --------      -------   --------
Additional paid-in capital
  Beginning balance                                    -           568      2,045
  Common stock repurchased                             -          (568)    (1,477)
  Treasury shares issued
   for acquisitions                                 3,711          -          -
                                                 --------      -------   --------
                                                    3,711          -          568
                                                 --------      -------   --------

Retained earnings
  Beginning balance                                94,561       85,083     79,910
  Net income                                       21,040       17,420     10,550
  Cash dividends (per share: 1997, $.40;
   1996, $.45; 1995, $.45)                         (5,505)      (5,340)    (5,377)
  Common stock repurchased                         (1,005)      (2,602)       -
                                                 --------      -------   --------
                                                  109,091       94,561     85,083
                                                 --------      -------   --------

Cumulative foreign currency adjustments
  Beginning balance                                (1,142)         953      1,073
  Translation adjustments                          (6,874)      (2,095)      (120)
                                                 --------      -------   --------
                                                   (8,016)      (1,142)       953
                                                 --------      -------   --------
Treasury stock
  Beginning balance                                  (686)        (686)      (686)
  Treasury shares issued for acquisitions             457          -          -
                                                 --------      -------   --------
                                                     (229)        (686)      (686)
                                                 --------      -------   --------
Total shareholders' equity                       $110,551     $ 98,757   $ 92,057
                                                 --------      -------   --------
                                                 --------      -------   --------


The accompanying notes to consolidated financial statements are an integral part of this statement.

                                     CASCADE CORPORATION & SUBSIDIARY COMPANIES


CONSOLIDATED
STATEMENT OF
  CASH FLOWS

                                                                   Year Ended January 31
                                                           1998            1997          1996
                                                                    (Dollars in Thousands)
Cash flows from operating activities:
 Net income                                             $ 21,040       $ 17,420     $ 10,550
 Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization                           20,280         10,280        9,540
  Deferred income taxes                                   (9,863)           613       (4,099)
 Changes in operating assets and liabilities,
 net of effects of acquisitions:
  Accounts receivable                                       (963)           535       (3,297)
  Inventories                                             (6,626)          (258)      (4,148)
  Income taxes                                             2,904         (2,099)       1,133
  Prepaid expenses                                        (3,577)        (1,073)          70
  Accounts payable and accrued expenses                   (7,018)        (1,523)       1,457
  Accrued environmental expenditures                       1,403         (1,587)      10,500
  Other liabilities                                       (1,879)            66           59
                                                        --------       --------     --------
  Net cash provided by operating activities               15,701         22,374       21,765
                                                        --------       --------     --------
Cash flows from investing activities:
 Acquisition of property, plant and equipment            (15,453)       (16,624)     (11,825)
 Business acquisitions                                   (72,534)       (22,849)
 Proceeds from sale of property, plant and equipment       5,036
 Other assets                                             (4,377)            64          (69)
                                                        --------       --------     --------
  Net cash used in investing activities                  (87,328)       (39,409)     (11,894)
                                                        --------       --------     --------
Cash flows from financing activities:
 Payments on long-term debt                              (36,034)        (2,742)      (3,273)
 Proceeds from issuance of long-term debt                135,759          2,055        7,532
 Notes payable to banks, net                             (20,264)        19,297         (797)
 Repurchase of common stock                               (1,035)        (3,285)      (1,534)
 Cash dividends paid                                      (5,505)        (5,340)      (5,377)
                                                        --------       --------     --------
  Net cash provided (used) by financing activities        72,921          9,985       (3,449)
                                                        --------       --------     --------
Effect of exchange rate changes                           (3,970)          (634)        (299)
                                                        --------       --------     --------
Increase (decrease) in cash and cash equivalents          (2,676)        (7,684)       6,123

Cash and cash equivalents at beginning of year            15,642         23,326       17,203
                                                        --------       --------     --------
Cash and cash equivalents at end of year                $ 12,966       $ 15,642     $ 23,326
                                                        --------       --------     --------
                                                        --------       --------     --------
Supplemental disclosure of cash flow information:
 Cash paid during the year for:
  Interest                                              $  8,608       $    804     $  1,025
  Income taxes                                          $ 12,936       $  8,864     $  8,434
 Manditorily redeemable convertible preferred
 stock issued for acquisition                           $   -          $  4,950     $   -
 Exchangeable preferred stock issued for
 acquisition                                            $ 15,640       $    -       $   -



The accompanying notes to consolidated financial statements are an integral part of this statement.

                                     CASCADE CORPORATION & SUBSIDIARY COMPANIES

     NOTES TO
 CONSOLIDATED
    FINANCIAL
   STATEMENTS


NOTE 1 - SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

THE COMPANY
Cascade Corporation (the Company) is an international company engaged in the business of designing, manufacturing and selling equipment used primarily in materials handling applications. The Company manufactures an extensive line of hydraulically actuated attachments designed for mounting on lift trucks. Other major products include forks for lift trucks and non-pneumatic (solid) tires used primarily in material handling operations. Accordingly, the Company's sales and the collection of accounts receivable are largely dependent on the sales of lift trucks and on the sales of replacement parts. In addition, the majority of the Company's sales are made in North America.

Headquartered in Portland, Oregon, the Company employs more than 2,300 people and maintains operations in 15 countries outside the United States. The Company was founded in 1943.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned except for certain of its Canadian subsidiaries which have issued convertible preferred stock (Note 10). Intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents consist of cash on deposit and highly liquid investments with maturities of three months or less.

DEPRECIATION AND AMORTIZATION
Property, plant and equipment are stated at cost. Depreciation is generally provided on the straight-line basis over the estimated useful lives of the assets ranging from 15 to 35 years for buildings and 3 to 12 years for machinery and equipment. Goodwill consists of the cost of acquired businesses (Note 10) in excess of the fair value of net identifiable assets acquired. Generally, goodwill is amortized on the straight-line basis over 20 years. On a periodic basis the Company reviews the realizability of recorded goodwill based upon expectations of nondiscounted cash flows and operating income of the acquired businesses. As of January 31, 1998, the Company believes that there are no significantly impaired intangible assets. Accumulated amortization of goodwill and other assets was $4,706,000 and $75,000 at January 31, 1998 and 1997, respectively.

RESEARCH AND DEVELOPMENT COSTS
Research and development costs are expensed as incurred. Research and development expense is related to developing new products and to improving existing products or processes.

INCOME TAXES
Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109) "Accounting for Income Taxes." Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

FORWARD EXCHANGE CONTRACTS
The Company enters into foreign exchange contracts to manage its exposure of foreign currency exchange risk. At January 31, 1998, the Company had approximately $16,444,000 in contracts to buy or sell foreign currency in the future. Gains or losses on such contracts are recognized in income and are measured over the period of the contract by reference to the forward rate

                                     CASCADE CORPORATION & SUBSIDIARY COMPANIES

    NOTES TO
CONSOLIDATED
   FINANCIAL
  STATEMENTS

NOTE 1 - SUMMARY OF PRINCIPAL ACCOUNTING POLICIES CONTINUED

for a contract to be consummated on the same future date as the original contract. For the year ended January 31, 1998, the Company recorded unrealized losses of $399,000 related to forward exchange contracts. Realized gains or losses are recognized upon settlement of each contract.

STOCK-BASED COMPENSATION
The Company adopted Statement of Financial Accounting Standards No. 123 (SFAS
123) "Accounting for Stock-Based Compensation" in 1996. This statement allows companies to choose whether to account for stock-based compensation under the current method as prescribed by APB 25 or use a fair value method described in SFAS 123. The Company continues to follow the provisions of APB 25.

FOREIGN CURRENCY TRANSLATION
The Company translated the balance sheets of its foreign subsidiaries using fiscal year end exchange rates. The statements of income are translated using the average exchange rates for the fiscal year. The effects of such translations are included in the shareholders' equity account "cumulative foreign currency translation adjustments" as decreases of $6,874,000, $2,095,000 and $120,000 for the years ended January 31, 1998, 1997 and 1996, respectively.

ENVIRONMENTAL REMEDIATION
The Company accrues environmental remediation costs if it is probable that an asset has been impaired or a liability incurred at the financial statement date and the amount can be reasonably estimated. Environmental compliance costs are expensed as incurred. Certain environmental costs are capitalized and depreciated over their estimated useful lives.

FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES
The fair value of the Company's monetary assets and liabilities are based upon the existing interest rates related to such assets and liabilities compared to current market rates of interest. The carrying value of all of its monetary assets and liabilities approximates fair value as of January 31, 1998 and 1997.

REVENUE RECOGNITION
The Company recognizes revenue when products are shipped to customers.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Changes in such estimates may affect amounts reported in future periods. Significant estimates and judgements made by management of the Company include matters such as the collectibility of accounts receivable, realizability of deferred income tax assets, realizability of intangible assets and future costs of environmental matters.

                                     CASCADE CORPORATION & SUBSIDIARY COMPANIES

    NOTES TO
CONSOLIDATED
   FINANCIAL
  STATEMENTS

NOTE 2 - INCOME TAXES

                                                            Year Ended January 31
                                                            1998           1997          1996
                                                                   (Dollars in Thousands)
Income before taxes was as follows:
  United States                                          $28,260      $15,990      $ 5,295
  Foreign                                                  3,830        8,995       10,765
                                                         -------      -------      -------
                                                         $32,090      $24,985      $16,060
                                                         -------      -------      -------
                                                         -------      -------      -------
Taxes charged (credited) against operations were as
 follows:
  Current
   Federal                                                $9,105       $2,572      $ 5,507
   State                                                     925          819          889
   Foreign                                                 4,260        2,816        3,740
                                                         -------      -------      -------
    Total                                                 14,290        6,207       10,136
                                                         -------      -------      -------
  Deferred
   Federal                                                  (430)         932       (4,038)
   State                                                     (80)         296         (651)
   Foreign                                                (2,730)         130           63
                                                         -------      -------      -------
    Total                                                 (3,240)       1,358       (4,626)
                                                         -------      -------      -------
   Total income taxes                                    $11,050       $7,565      $ 5,510
                                                         -------      -------      -------
                                                         -------      -------      -------

The federal rate reconciles to the effective rate as
  follows:
  Federal statutory rate                                    35.0%        35.0%        35.0%
  State income taxes, net of federal tax benefits            1.7          2.9          1.0
  Effect of foreign tax rates                                 .6          (.8)          .2
  IRS settlement (1)                                         -           (5.7)          -
  Tax credits and other                                     (2.9)        (1.1)        (1.9)
                                                         -------      -------      -------
   Effective income tax rate                                34.4%        30.3%        34.3%
                                                         -------      -------      -------
                                                         -------      -------      -------

                                                                  January 31
                                                             1998           1997
                                                            (Dollars in Thousands)
The deferred tax liabilities (assets) recorded on the
  consolidated balance sheet are comprised of
  the following:
  Accruals not deductible until paid                     $(1,113)        $(1,052)
  Other                                                      (52)           (197)
                                                         -------         -------
  Current deferred income taxes                          $(1,165)        $(1,249)
                                                         -------         -------
                                                         -------         -------
  Depreciation                                           $ 4,651         $ 7,181
  Employee benefits                                       (1,151)           (902)
  Accrued environmental expenditures                      (4,983)         (3,302)
  Other                                                   (2,561)          1,035
                                                         -------         -------
    Noncurrent deferred income taxes                     $(4,044)        $ 4,012
                                                         -------         -------
                                                         -------         -------

(1) IRS settlement is the result of the resolution of prior years' deferred compensation deductions.

                                     CASCADE CORPORATION & SUBSIDIARY COMPANIES


    NOTES TO
CONSOLIDATED
   FINANCIAL
  STATEMENTS

NOTE 3 - BORROWINGS


                                                                               January 31
                                                                            1998         1997
                                                                         (Dollars in Thousands)
$100 million revolving line of credit, interest payable currently at a variable rate (based on certain financial ratios
 of the Company) over prime or LIBOR (6.625% at January
 31, 1998); principal payable in 2002                                  $ 60,000        $  -

6.7% mortgage note, due quarterly through 2008
 secured by plant                                                         7,127         10,650
6.92% series A and series B senior notes, interest payable
  currently, principal due annually 2002 through 2007                    75,000           -
4.1% mortgage note, due semi-annually through 2001,
 secured by building                                                      2,424           -
9.0% mortgage note, repaid in 1997                                          -            2,421
Other                                                                     2,735          2,003
                                                                       --------        -------
                                                                        147,286         15,074
Less current maturities                                                   2,501          2,264
                                                                       --------        -------
Total long-term debt                                                   $144,785        $12,810
                                                                       --------        -------
                                                                       --------        -------


The revolving line of credit agreement and the series A and B senior notes contain dividend restrictions and certain covenants, including covenants related to subsidiary indebtedness, additional indebtedness, net worth, fixed charges, funded debt and leverage ratios. At January 31, 1998, the Company was in compliance with its loan covenants.

Maturities of long-term debt for the years January 31, 1999 through January 31, 2003, and thereafter, respectively, are $2,501,000, $3,203,000, $1,412,000,
$73,244,000, $13,195,000, and $53,731,000. Borrowing arrangements with commercial banks provided short-term lines of credit at January 31, 1998 totalling $32,541,000, of which $19,348,000 was unused. Average interest rates on short-term borrowings were 4.1% and 5.4% at January 31, 1998 and 1997, respectively.

NOTE 4 - STOCK OPTION PLAN

The Company has reserved 800,000 shares of common stock for the Cascade Corporation 1995 Senior Managers' Incentive Stock Option Plan (the Plan). The Plan permits the award of incentive stock options (ISO) to officers and key employees. Under the terms of the Plan, the purchase price of shares subject to each ISO granted must not be less than the fair market value on the date of grant. Accordingly, no compensation cost has been recognized for the stock option plan. Outstanding options vest after three years and are exercisable for ten years from the date of grant.

The Company has determined that the pro forma effects of applying SFAS 123 would reduce earnings by $247,000, $100,000, and $45,000 for 1997, 1996, and
1995, respectively, using the following assumptions:



                                                                           January 31
                                                                 1998         1997            1996
Risk-free interest rate                                          6.5%           6.7%           6.1%
Expected life                                                 5 Years        5 Years        5 Years
Expected volatility                                               30%            26%            26%
Expected dividend yield                                          2.5%           3.0%           3.0%

                                     CASCADE CORPORATION & SUBSIDIARY COMPANIES

    NOTES TO
CONSOLIDATED
   FINANCIAL
  STATEMENTS

NOTE 4 - STOCK OPTION PLAN CONTINUED

A summary of the Plan's status at January 31, 1998, 1997 and 1996 together with changes during the periods then ended are presented in the following table:


                                                                   WEIGHTED
                                                                   AVERAGE
                                                                  PRICE PER
                                                SHARES              SHARE
                                               --------           ---------
BALANCE JANUARY 31, 1995                          -                $  -

Granted                                         77,355              16.37
Forfeited                                       (2,102)             16.37
                                               -------             ------
BALANCE JANUARY 31, 1996                        75,253              16.37

Granted                                         93,341              16.00
Forfeited                                      (23,162)             16.17
                                               -------             ------
BALANCE JANUARY 31, 1997                       145,432              16.17

Granted                                        136,262              15.25
Forfeited                                       (1,971)             15.25
                                               -------             ------
BALANCE JANUARY 31, 1998                       279,723             $15.73
                                               -------
                                               -------


At January 31, 1998, 1997 and 1996 no options were exercisable.

The following table summarizes information about fixed options outstanding at January 31, 1998.


                                                                    WEIGHTED
                                                                     AVERAGE
                     EXERCISE       NUMBER OF        WEIGHTED      CONTRACTUAL
                      PRICE          SHARES        AVERAGE PRICE       LIFE
                     --------       ---------      -------------   -----------
                      $16.37          64,455            $16.37          7
                      $16.00          80,977            $16.00          8
                      $15.25         134,291            $15.25          9



NOTE 5 - CAPITAL STOCK

There are 200,000 shares authorized of no par value preferred stock; none are outstanding.

                                     CASCADE CORPORATION & SUBSIDIARY COMPANIES

  NOTES TO
CONSOLIDATED
  FINANCIAL
 STATEMENTS


NOTE 6 - EARNINGS PER SHARE

The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards No. 128 (SFAS 128) "Earnings Per Share." Accordingly, basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects potential dilution that could occur if convertible securities or stock options were exercised or converted into common stock.


                                                         Year Ended January 31, 1998
                                                                                  PER SHARE
                                                     INCOME          SHARES         AMOUNT
                                                   (Numerator)   (Denominator)

Net income                                           $21,040

Less:  preferred stock dividends                         572
                                                     -------
BASIC EPS
Income available to common shareholders               20,468         11,858         $1.73
                                                                                    -----
                                                                                    -----
Effect of dilutive securities
Manditorily redeemable convertible
  preferred stock                                        440            985

Exchangeable preferred stock                             132            330

Incentive stock options                                   -              17
                                                     -------         ------
DILUTED EPS
Income available to common shareholders
  plus assumed conversions                           $21,040         13,190         $1.60
                                                     -------         ------         -----
                                                     -------         ------         -----


Options to purchase 145,000 and 75,000 shares of common stock were outstanding at January 31, 1997 and 1996. These options were not dilutive.

The weighted average common shares outstanding for calculating diluted EPS for the years ended January 31, 1997 and 1996 was 11,797,000 and 11,990,000,
respectively. For the year ended January 31, 1997, 16,000 weighted average shares of mandatorily redeemable convertible stock were included in the computation of diluted EPS. There were no dilutive securities during fiscal 1995.

                                     CASCADE CORPORATION & SUBSIDIARY COMPANIES

  NOTES TO
CONSOLIDATED
 FINANCIAL
 STATEMENTS


NOTE 7 - PROPERTY, PLANT AND EQUIPMENT


                                                                January 31
                                                           1998           1997
                                                          (Dollars in Thousands)

Land                                                    $  5,555      $  4,229
Construction in progress                                     592         4,493
Buildings                                                 43,675        31,437
Machinery and equipment                                  150,603       115,642
                                                        --------      --------
                                                         200,425       155,801
Accumulated depreciation                                 (99,278)      (74,408)
                                                        --------      --------
                                                        $101,147      $ 81,393
                                                        --------      --------
                                                        --------      --------


NOTE 8 - BENEFIT PLANS

The Company has defined benefit plans covering certain U.S. and Canadian employees. In December 1988, the Company amended the plan covering its U.S. employees to limit benefits to those accrued through December 31, 1988. During 1997, the Company settled the pension obligation under this plan by funding lump sum distributions or non-participating annuity contracts.

The Company's funding policy is to make annual contributions based on actuarially determined funding requirements. The benefits are based on years of service and average earnings over a specified five-year period of time. The net pension cost, the plans' funded status and significant assumptions include the following:

                                                                   Year Ended January 31
                                                           1998            1997           1996
                                                                   (Dollars in Thousands)

Interest cost on projected benefit obligation            $   467       $   248       $   314
Actual return on assets                                     (468)         (257)         (517)
Net amortization and deferral                                 12           268           432
                                                         -------       -------       -------
Net periodic pension cost                                    $11          $259          $229
                                                         -------       -------       -------
                                                         -------       -------       -------

Projected and accumulated vested benefit obligation      $(5,987)      $(6,106)      $(4,261)
Plan assets at fair value                                  6,239         6,147         3,866
                                                         -------       -------       -------
Plan assets in excess of (less than)
 projected benefit obligation                                252            41          (395)
Unrecognized prior service cost                              -             120           133
Unrecognized net loss                                        -           1,208         1,231
                                                         -------       -------       -------
Prepaid pension expense                                  $   252       $ 1,369       $   969
                                                         -------       -------       -------
                                                         -------       -------       -------
Discount rate                                                7.5%         7.25%         6.75%
Expected long-term rate of return                            8.0%         7.25%         8.00%


The Company sponsors a number of defined contribution plans covering substantially all North American employees. Employees may contribute to these plans and the Company matches these contributions in varying degrees. The Company also makes contributions to certain plans based on a percentage of wages. Defined contribution pension expense for the Company was $1,901,000, $1,488,000 and $1,318,000 for 1997, 1996 and 1995, respectively.

                                     CASCADE CORPORATION & SUBSIDIARY COMPANIES


  NOTES TO
CONSOLIDATED
 FINANCIAL
 STATEMENTS


NOTE 9 - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company provides health care benefits for eligible retirees. The Company accounts for such costs under Statement of Financial Accounting Standards No.106 (SFAS 106) "Employers' Accounting for Postretirement Benefits Other Than Pensions". Therefore, the Company is accruing the future costs of providing such benefits to eligible active employees during the years they render service.

The following table sets forth the plan's status reconciled with the amount included in the Consolidated Balance Sheets:


                                                                       January 31
                                                           1998           1997            1996
                                                                 (Dollars in Thousands)

Accumulated postretirement benefit obligation:
  Retirees                                               $(2,694)       $(2,342)       $(2,551)
  Fully eligible active plan participants                   (578)          (416)          (350)
  Other active plan participants                          (1,618)        (1,249)        (1,502)
                                                         -------        -------        -------
                                                          (4,890)        (4,007)        (4,403)
  Plan assets at fair value                                 -               -              -
                                                         -------        -------        -------
  Accumulated postretirement benefit obligation
    in excess of plan assets                              (4,890)        (4,007)        (4,403)
  Unrecognized net loss                                    1,860            974          1,436
                                                         -------        -------        -------
                                                         $(3,030)       $(3,033)       $(2,967)
                                                         -------        -------        -------
                                                         -------        -------        -------


The net periodic postretirement benefit costs are as follows:


                                                             January 31
                                                 1998           1997          1996
                                                       (Dollars in Thousands)

Service cost                                      $ 68          $ 83          $ 56
Interest cost                                      281           288           295
Net amortization and deferral                       50            84            23
                                                  ----          ----          ----
Net periodic postretirement benefit cost          $399          $455          $374
                                                  ----          ----          ----
                                                  ----          ----          ----


To estimate these costs, health care costs were assumed to increase at an annual rate of 9% after 1996 with the rate of increase declining ratably to 4% by 2003 and thereafter. The weighted average discount rate was assumed to be 6.75%, 7.25% and 6.75% for 1997, 1996 and 1995, respectively. If the cost trend rates were increased by one percentage point, the accumulated postretirement benefit obligation as of January 31, 1998 would increase by $544,000 and net periodic postretirement benefit cost would increase by $53,000.

                                     CASCADE CORPORATION & SUBSIDIARY COMPANIES


  NOTES TO
CONSOLIDATED
  FINANCIAL
 STATEMENTS


NOTE 10 - ACQUISITIONS

1997 ACQUISITIONS

In February 1997, the Company purchased all of the outstanding capital stock of Hyco-Cascade Pty., Ltd., an Australian manufacturer and distributor of lift truck attachments and accessories. The amount paid in connection with this purchase was $12,603,000, which consisted of $7,447,000 in debt, $3,656,000 in common stock and $1,500,000 in cash.

On March 11, 1997 the Company acquired all of the outstanding capital stock of Kenhar Corporation. Kenhar Corporation is the world's leading manufacturer of forks for lift trucks with sales and manufacturing locations in North America, Europe and Asia. The aggregate purchase price for this acquisition was approximately $71,944,000 and included $56,304,000 in debt and 1,100,000 exchangeable preferred shares of Cascade (Canada) Holdings, Inc. (Exchangeable Shares) valued at approximately $15,640,000. The Exchangeable Shares are convertible share for share into Cascade Corporation common stock. Holders of Exchangeable Shares are entitled to voting rights of an equivalent number of Company common shares and are entitled to dividends equivalent to those declared and paid on like numbers of Cascade common shares. Cascade (Canada) Holdings Inc. is a wholly owned subsidiary of Cascade Corporation. Therefore, although the Exchangeable Shares have rights comparable with the Company's common stock, the Exchangeable Shares have been accounted for, based on their form, as minority interest on the Company's balance sheet.

The Company also made other acquisitions during 1997 totaling $10,377,000.
When the Company purchased Kenhar Corporation, a number of Kenhar's subsidiaries had minority interest holders. The Company has now acquired all of these minority interests. In addition, during 1997, the Company purchased a U.S. manufacturer of hydraulic cylinders and a European fork manufacturer.


1996 ACQUISITIONS

In January 1997, the Company purchased all of the outstanding capital stock of Industrial Tires Limited, a Canadian corporation that manufactures solid rubber tires for the material handling industry. The total purchase price, including direct costs of acquisition and 330,000 shares of Cascade (Canada), Inc. Preferred Stock (the Preferred Stock) was $23,660,000.

Each share of the Preferred Stock is convertible into one share of the Company's common stock at the holder's option. In addition, the Preferred Stock gives the holder the ability to require the Company to repurchase the shares on or after January 13, 2002 at the original issuance price of approximately $15 per share, for a maximum repurchase obligation of ap-proximately $4,950,000. Consequently, the Preferred Stock is classified as "Mandatorily Redeemable Convertible Preferred Stock." The provisions of the Preferred Stock also entitle the holder to cumulative dividends paid on the common shares of Cascade Corporation and to a liquidation preference equal to approximately $15 per share in priority to any payment on any shares ranking junior to the Preferred Stock.

In addition to the acquisitions discussed above, during 1996 the Company acquired two other manufacturers in related businesses. The purchase price for these acquisitions was $4,063,000.

All of the above acquisitions were accounted for under the purchase method of accounting. The acquired businesses have been included in the Company's results of operations since each respective acquisition date.

                                     CASCADE CORPORATION & SUBSIDIARY COMPANIES


  NOTES TO
CONSOLIDATED
 FINANCIAL
 STATEMENTS


NOTE 10 - ACQUISITIONS CONTINUED

PRO FORMA INFORMATION

The following unaudited combined pro forma information shows the company's results of operations as though the 1996 and 1997 acquisitions had occurred on February 1, 1995 and 1996 respectively.


                                                 Year ended January 31
                                           1998           1997          1996
                                       (Dollars in Thousands except per share)
    UNAUDITED

    Total revenue                        $377,565      $358,268      $286,229
    Net income                             21,516        13,616         7,995
    Net income per share:
      Basic                                 $1.77         $1.16          $.65
      Diluted                               $1.62         $1.01          $.65


The pro forma results of operations have been adjusted to include the additional costs of depreciation, goodwill amortization and interest expense based on the actual purchase price and related borrowings. Expenses have not been reduced to reflect any operational efficiencies that may result from the combination of these entities. The pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the purchases been made at the beginning of the respective periods or of results that may occur in the future.

                                     CASCADE CORPORATION & SUBSIDIARY COMPANIES


  NOTES TO
CONSOLIDATED
  FINANCIAL
 STATEMENTS


NOTE 11 - INFORMATION ABOUT OPERATIONS

The Company designs, manufactures and markets equipment and supplies used in materials handling applications. Sales to the largest single customer were 7.7%, 9.2% and 9.7% of consolidated sales during the years ended January 31, 1998, 1997 and 1996, respectively. Information about the Company's operations in different geographic areas is shown below:


                                                                   Year ended January 31
                                                                  (Dollars in Thousands)
                                             NORTH                                     ELIMIN-        CONSOLI-
                                            AMERICA        EUROPE         OTHER        ATIONS          DATED
                                           --------       --------       -------      --------       ---------

1998
Sales to unaffiliated customers            $230,140       $102,570       $37,155      $               $369,865
Transfers between areas                      17,500          1,020           310       (18,830)
                                           --------       --------       -------      --------       ---------
Total revenue                              $247,640       $103,590       $37,465      $(18,830)       $369,865
                                           --------       --------       -------      --------       ---------
                                           --------       --------       -------      --------       ---------
Net income                                 $ 19,125       $  2,895       $  (980)                     $ 21,040
                                           --------       --------       -------                     ---------
                                           --------       --------       -------                     ---------
Identifiable assets                        $220,194        $95,894       $33,504                      $349,592
                                           --------       --------       -------                     ---------
                                           --------       --------       -------                     ---------

1997
Sales to unaffiliated customers            $130,145        $67,925       $20,415      $               $218,485
Transfers between areas                      16,971            305           334       (17,610)
                                           --------       --------       -------      --------       ---------
Total revenue                              $147,116        $68,230       $20,749      $(17,610)       $218,485
                                           --------       --------       -------      --------       ---------
                                           --------       --------       -------      --------       ---------
Net income                                 $ 12,845        $ 2,815       $ 1,760                      $ 17,420
                                           --------       --------       -------                     ---------
                                           --------       --------       -------                     ---------
Identifiable assets                        $114,873        $65,932       $18,688                      $199,493
                                           --------       --------       -------                     ---------
                                           --------       --------       -------                     ---------

1996
Sales to unaffiliated customers            $139,950        $75,375       $18,705      $               $234,030
Transfers between areas                      14,607            587           747       (15,941)
                                           --------       --------       -------      --------       ---------
Total revenue                              $154,557        $75,962       $19,452      $(15,941)       $234,030
                                           --------       --------       -------      --------       ---------
                                           --------       --------       -------      --------       ---------
Net income                                 $  5,809        $ 4,078       $   663                      $ 10,550
                                           --------       --------       -------                     ---------
                                           --------       --------       -------                     ---------
Identifiable assets                        $ 72,847        $64,367       $15,976                      $153,190
                                           --------       --------       -------                     ---------
                                           --------       --------       -------                     ---------


NOTE 12 - COMMITMENTS AND CONTINGENCIES

The Company leases certain of its facilities and equipment under noncancelable operating leases. The minimum rental commitments under these leases for the years ended January 31, 1999 through January 31, 2003, respectively, are $3,130,000, $2,735,000, $2,058,000, $1,715,000 and $1,052,000. For the years ended January 31, 1998, 1997 and 1996 total rentals charged to expense amounted to $2,042,000, $789,000 and $705,000.


NOTE 13 - ENVIRONMENTAL MATTERS

The Company is engaged in environmental investigations and remediation efforts in its ordinary course of business. The Company has sued a number of its insurers to enforce policies it contends provide coverage for expenses associated with these efforts. Earnings for the year ended January 31, 1998 include the effect of settlements with several of these insurers totaling $23,750,000. The impact of these settlements on net income, after adjusting for certain litigation and environmental expenses and income taxes, was approximately $9,770,000. Litigation against two remaining insurers resulted in a jury verdict in the Company's favor. As issues involving damages, prejudgment interest, attorneys fees, and declaratory relief are pending before the trial court, the financial statements have not been adjusted to account for the jury verdict.

                                     CASCADE CORPORATION & SUBSIDIARY COMPANIES


  NOTES TO
CONSOLIDATED
  FINANCIAL
 STATEMENTS


NOTE 13 - ENVIRONMENTAL MATTERS CONTINUED


During the year ended January 31, 1996, the Company accrued a charge of $12,000,000 ($7,800,000 after tax) to provide for probable future environmental costs related to its Portland, Oregon manufacturing facility. The Company has reviewed the remaining accrued liability of $13,335,000 at January 31, 1998, and determined it fairly approximates future known remediation costs. However, since future remediation costs are subject to many uncertainties, actual expenses may vary from the amount recorded at January 31,1998.


 QUARTERLY
 FINANCIAL
INFORMATION
(UNAUDITED)


                                                     (Dollars in Thousands except per share figures)
                                                  1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
YEAR ENDED JANUARY 31, 1998
  Net sales                                         $84,725       $90,340       $97,525       $97,275
  Gross profit before depreciation                   26,485        27,895        29,230        26,650
  Net income                                          2,900         9,705         6,480         1,955
  Net income per share:
    Basic                                              $.23          $.80          $.54          $.15
    Diluted                                            $.23          $.73          $.49          $.15



                                                  1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
YEAR ENDED JANUARY 31, 1997

  Net sales                                         $57,010       $54,805       $54,870       $51,800
  Gross profit before depreciation                   19,665        19,040        19,160        17,540
  Net income                                          4,390         4,335         4,365         4,330
  Net income per share:
    Basic                                              $.37          $.37          $.37          $.37
    Diluted                                            $.37          $.37          $.37          $.37


 REPORT OF
INDEPENDENT
ACCOUNTANTS

TO THE BOARD OF DIRECTORS & SHAREHOLDERS OF CASCADE CORPORATION

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Cascade Corporation and its subsidiaries at January 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


                                                    /s/ PRICE WATERHOUSE LLP

                                                            Portland, Oregon
                                                              March 20, 1998

 INVESTOR
INFORMATION


TRANSFER AGENT &
REGISTRAR

Chase Mellon
Shareholder Services L.L.C.
Shareholder Relations
P.O. Box 3315
South Hackensack,  N. J. 07606
(800) 522-6645
www.chasemellon.com


STOCK EXCHANGE LISTING

The Company's stock is
traded on the New York Stock Exchange under the symbol CAE

INVESTOR RELATIONS COUNSEL

Gerald A. Parsons
(503) 228-2909


SHAREHOLDER INFORMATION

Cascade's Form 10-K Report to the Securities and Exchange Commission for 1997 is available to shareholders and others who request it.

To obtain copies, please write to Cascade Corporation, P.O. Box 20187, Portland, Oregon 97294-0187.

ANNUAL MEETING

The Annual Meeting of the shareholders of Cascade Corporation will be held at The Governor Hotel, 611 S.W. 10th Avenue, Portland, Oregon at 10:00 a.m. on Thursday, May 14, 1998.

A formal notice of the meeting, together with a proxy statement and proxy form, will be mailed to shareholders.

MARKET INFORMATION

The high and low sales prices of the common stock of Cascade Corporation during 1997 and 1996 were as follows:


                                                           Year ended January 31
                                                     1998                          1997
                                             ---------------------         ---------------------
                                              High            Low           High            Low
     Market price range
       First quarter                         $16.63         $14.50         $14.50         $11.75
       Second quarter                         19.75          14.50          16.50          12.75
       Third quarter                          20.44          16.19          14.50          11.50
       Fourth quarter                         19.00          14.88          16.50          11.50


COMMON STOCK DIVIDENDS


                                                           Year Ended January 31
                                                            1998            1997
                                                           ------          ------
First quarter                                               $.10            $.09
Second quarter                                               .10             .09
Third quarter                                                .10             .09
Fourth quarter                                               .10             .18
                                                           ------          ------
                                                            $.40            $.45
                                                           ------          ------
                                                           ------          ------


FORWARD-LOOKING STATEMENTS

Forward-looking statements throughout this report are based upon assumptions involving a number of risks and uncertainties. Factors which could cause actual results to differ materially from these forward-looking statements include, but are not limited to competitive factors in, and the cyclical nature of, the materials handling industry; fluctuations in lift truck orders or deliveries, availability and cost of raw materials; general business and economic conditions in North America, Europe and Asia; foreign currency fluctuations; effectiveness of the Company's cost reduction initiatives; and the Company's success in organizationally and operationally integrating recently acquired businesses.