Form 10-K, Exhibit 13
period 2000-01-31
CASCADE CORP
filed 2000-04-28
CIK 18061

                          CASCADE-Registered Trademark-
                                  CORPORATION


                              1999 ANNUAL REPORT



  The World's Leading Producer of Lift Truck Attachments, Forks & Accessories

                    CASCADE CORPORATION & SUBSIDIARY COMPANIES


FINANCIAL SUMMARY
(Dollars in Thousands)

                NET SALES             OPERATING INCOME

                 [GRAPH]                   [GRAPH]


                 NET INCOME              EARNINGS BEFORE INTEREST, TAXES
                                         DEPRECIATION AND AMORTIZATION (EBITDA).

                   [GRAPH]                            [GRAPH]



FINANCIAL HIGHLIGHTS

YEAR ENDED JANUARY 31       2000          1999          1998            1997            1996
----------------------------------------------------------------------------------------------------
(Dollars in Thousands
except where noted*)

Net sales                  $ 324,778    $407,930       $369,865       $218,485      $234,030
Operating income           $  18,806    $ 36,685       $ 40,770       $ 24,850      $ 16,415
Net income                 $   4,934    $ 21,370       $ 21,040       $ 17,420      $ 10,550
EBITDA(1)                  $  34,183(2) $ 63,745       $ 61,810(3)    $ 36,141      $ 26,685(4)

Cash flow from operations  $  50,135    $ 20,702       $ 15,701       $ 22,374      $ 21,765
Cash flow from investing   $  12,411    $  3,688       $(87,328)      $(39,409)     $(11,894)
Cash flow from financing   $ (45,675)   $(22,501)      $ 72,921       $  9,985      $ (3,449)

Per common share*
 Net income:
   Basic                   $    .40     $   1.77       $   1.73       $   1.48      $    .88
   Diluted                 $    .40(2)  $   1.63       $   1.60(3)    $   1.48      $    .88(4)
 Book value                $   9.87(2)  $  10.31       $   9.32(3)    $   8.46      $   7.74(4)

Working capital            $ 66,167     $ 94,548       $ 81,063       $ 32,750      $ 49,829
Expenditures for property,
 plant and equipment       $ 16,834     $ 15,459       $ 15,453       $ 16,624      $ 11,825
Total assets               $312,694     $347,857       $349,592       $199,493      $153,190
Long-term debt             $109,043     $142,783       $144,785       $ 12,810      $  9,531
Shareholders' equity       $112,933     $119,494       $110,551       $ 98,757      $ 92,057
Number of employees           1,842        2,174          2,322          1,293         1,103
Dividend per share              .40          .40            .40            .45           .45

(1) Management believes that Earnings Before Interest Expense, Taxes, Depreciation and Amorti-zation (EBITDA) is a key measure of cash flow. EBITDA should not be viewed as a measurement of financial performance under Generally Accepted Accounting Principles (GAAP) or as a substitute for GAAP measurements such as net income or cash flow from operations. EBITDA is not necessarily comparable to other companies due to the lack of uniform definition of EBITDA by all companies.
(2) After $12,000 ($7,600 or $.61 per share, net of tax) charge for environmental expenses. See note 12 to consolidated financial statements.
(3) After $14,890 ($9,770 or $.74 per share, net of taxes) credit for environmental insurance settlements, net of certain expenses. See note 12 to consolidated financial statements.
(4) After $12,000 ($7,800 or $.65 per share, net of taxes) charge for environmental expenses. See note 12 to consolidated financial statements.

TO OUR SHAREHOLDERS

    Consolidated net sales for the fiscal year ended January 31, 2000 totaled $324,778,000, a 20.4% decrease from sales of $407,930,000 for the prior year. Prior year sales include the mast business unit, divested in January 1999 and the Industrial Tire Division, sold in April 1999. Fourth quarter sales of $75,099,000 were 16.5% lower than the $89,985,000 reported in the prior year fourth quarter, also primarily due to the divestitures noted above. Adjusting for the divestitures, comparable consolidated net sales for year over year reflects an increase of 2.3% or $314,046,000 for fiscal year 1999 versus $306,844,000 for fiscal year 1998.

   Net income for the year of $4,934,000 ($.40 per share) was 76.9% below the $21,370,000 ($1.63 per share) for the year ended January 31, 1999. This year's results include special charges that stem from the integration of operations acquired over the past three years, steps taken to assure consistency of global financial reporting, the sale of the Industrial Tire Division and the significant environmental charge discussed below.

   Adjusting for above noted divestitures and non-recurring items, comparable operating results were $17,700,000 ($1.42 per share) versus $17,300,000 ($1.32 per share) or 2.3% higher than the prior year. We consider the results from continuing operations to be in line with our expectations for gross margin improvements and within the framework of our comprehensive restructuring and ERP implementation programs.

   Cascade has added to its environmental reserve a $12,000,000 pretax charge to income. The charge results from a review of potential environmental exposure including an adverse decision rendered March 24, 2000 by the Ninth Circuit Court of Appeals in connection with a lawsuit brought in 1989 by The Boeing Company. The suit dealt with ongoing environmental cleanup at the two companies' Portland plant sites.

   Management believes that this charge does not alter the fundamental strength of the Company nor its ability to produce products and serve its markets throughout the world. Operations are continuing to improve and expand. The challenges presented by some prior acquisitions and the environmental issues are not without understandable concern to management but we believe these special circumstances are largely behind us and above all, they do not deter our confidence and optimism in the Company's future.

   Attachment sales showed strength in North America, rising 9.5%, adjusted for the mast business unit sale, but remained relatively flat in Europe. Asian markets continued their recovery with our China subsidiary continuing to make remarkable progress. Australian markets remain sluggish.

   Among the many executive additions we have made, around the globe, we are fortunate to announce the appointment of Mr. Art Otsuka as Vice President of Asian Operations. Prior to joining Cascade, Art served as President of Komatsu Forklift USA where he achieved a remarkable 37-year career. His stature, insight and ability will be very helpful to our Asian operations. We welcome Art, and all other new members of the Cascade family.

   Chairman C. Calvert Knudsen announced on March 30, 2000 that the Board of Directors has appointed a special committee of independent directors to consider options to increase shareholder value. I have also advised the Board that I am working with a management group to explore the possibility for the Company to be taken private in a management-led leveraged buyout.

   We look forward to working with you as we grow and expand our presence in the global market. We also appreciate the continued support of our customers, suppliers and shareholders. Rest assured, your faith in us will be rewarded as we renew our focus on our core business - simply put, building the best forks and lift truck attachments in the world. Bar none.




                                       /s/ Robert C. Warren

                                       ROBERT C. WARREN, JR.
                                       President & Chief Executive Officer

CONSOLIDATED STATEMENT OF INCOME
-------------------------------------------------------------------------------
(Dollars in Thousands, except per share amounts)

YEAR ENDED JANUARY 31                               2000             1999             1998
--------------------------------------------------------------------------------------------
Net sales                                      $    324,778        $407,930     $369,865
--------------------------------------------------------------------------------------------

Operating expenses:
     Cost of goods sold                             214,348         281,195      259,605
     Depreciation and amortization                   18,386          21,550       20,280
     Selling and administrative expenses             61,238          68,500       64,100
     Environmental expenses, net (Note 12)           12,000               -      (14,890)
--------------------------------------------------------------------------------------------
Total operating expenses                            305,972         371,245      329,095
--------------------------------------------------------------------------------------------


Operating income                                     18,806          36,685       40,770

Interest expense                                      8,686          10,940        9,440
Interest income                                      (1,030)           (755)        (610)
Other (income) expense, net                           4,039          (4,755)        (150)
--------------------------------------------------------------------------------------------

Income before taxes                                   7,111          31,255       32,090
Income taxes (Note 4)                                 2,177           9,885       11,050
--------------------------------------------------------------------------------------------

Net income                                     $      4,934        $ 21,370     $ 21,040
============================================================================================

Dividends paid on preferred shares
  of subsidiaries                              $        423        $    530     $    570
============================================================================================

Net income applicable to common
  shareholders                                 $      4,511        $ 20,840     $ 20,470
============================================================================================

Basic earnings per share                       $        .40        $   1.77     $   1.73
============================================================================================

Diluted earnings per share                     $        .40        $   1.63     $   1.60
============================================================================================

The accompanying notes to consolidated financial statements are an integral part of this statement.

CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------
(Dollars in Thousands except share and per share amounts)

AS OF JANUARY 31                                                           2000             1999
---------------------------------------------------------------------------------------------------
ASSETS

Current assets:
     Cash and cash equivalents                                          $  23,188        $  11,460
     Accounts receivable, less allowance
         for doubtful accounts of $1,511 and $1,009                        54,934           72,354
     Inventories, at average cost which is lower than market:
         Finished goods and components                                     34,712           44,496
         Goods in process                                                   1,654            2,309
         Raw materials                                                     11,121           15,210
---------------------------------------------------------------------------------------------------
                                                                           47,487           62,015
     Deferred income taxes (Note 4)                                         3,544              254
     Prepaid expenses and other current assets                              1,693            7,640
---------------------------------------------------------------------------------------------------
         Total current assets                                             130,846          153,723

Property, plant and equipment, net (Notes 5 and 9)                         86,716          100,075
Deferred income taxes (Note 4)                                              9,356            3,370
Goodwill                                                                   75,179           86,462
Other assets                                                               10,597            4,227
---------------------------------------------------------------------------------------------------
         Total assets                                                   $ 312,694        $ 347,857
===================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Notes payable to banks (Note 5)                                    $   8,408        $   9,817
     Current portion of long-term debt (Note 5)                             6,137            6,510
     Accounts payable                                                      22,960           26,789
     Accrued payroll and payroll taxes                                      5,707            6,954
     Accrued environmental expenditures (Note 12)                           7,910            1,000
     Other accrued expenses                                                13,557            8,105
---------------------------------------------------------------------------------------------------
         Total current liabilities                                         64,679           59,175

Long-term debt (Note 5)                                                   109,043          142,783
Accrued environmental expenditures (Note 12)                               10,405            7,228
Other liabilities                                                           4,260            3,228
---------------------------------------------------------------------------------------------------
         Total liabilities                                                188,387          212,414
===================================================================================================

Commitments and contingencies (Notes 11, 12, 13)
Mandatorily redeemable convertible preferred stock and
 minority interest (Note 7)                                                11,374           15,949

Shareholders' equity: (Notes 6 and 7)
     Common stock, $.50 par value, authorized
      20,000,000 shares; 11,439,890 and 11,587,990 outstanding              5,784            5,858
     Additional paid-in capital                                               399               --
     Retained earnings                                                    122,922          125,065
     Accumulated other comprehensive income (loss):
         Cumulative foreign currency translation adjustments              (15,943)         (11,200)
     Treasury stock, at cost, 127,498 shares                                 (229)            (229)
---------------------------------------------------------------------------------------------------
         Total shareholders' equity                                       112,933          119,494
---------------------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity                     $ 312,694        $ 347,857
===================================================================================================

The accompanying notes to consolidated financial statements are an integral part of this statement.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
(Dollars in Thousands except per share amounts)


                                                                                                        Accumulated
                                            Common Stock        Additional                                 Other          Annual
                                         ------------------      Paid-In      Treasury     Retained    Comprehensive   Comprehensive
                                         Shares      Amount      Capital       Stock       Earnings        Income         Income
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 31, 1997               11,667     $ 6,024      $     -      $ (686)     $  94,561      $  (1,142)

Net income                                     -           -            -           -         21,040              -       $21,040
Dividends ($0.40 per share)                    -           -            -           -         (5,505)             -             -
Common stock repurchased                     (60)        (30)                                 (1,005)             -             -
Treasury shares issued for acquisitions      254           -        3,711         457              -              -             -
Translation adjustment                         -           -            -           -              -         (6,874)       (6,874)
------------------------------------------------------------------------------------------------------------------------------------


Balance at January 31, 1998               11,861       5,994        3,711        (229)       109,091         (8,016)      $14,166
                                                                                                                          =======
Net income                                     -           -            -           -         21,370              -       $21,370
Dividends ($0.40 per share)                    -           -            -           -         (5,361)             -             -
Common stock repurchased                    (289)       (145)      (3,919)          -              -              -             -
Stock options exercised                       15           8          239           -              -              -             -
Redemption of mandatorily redeemable
     convertible preferred stock               -           -          (54)          -            (35)             -             -
Translation adjustment                         -           -            -           -              -         (3,184)       (3,184)
Other                                          1           1           23           -              -              -             -
------------------------------------------------------------------------------------------------------------------------------------


Balance at January 31, 1999               11,588       5,858            -        (229)       125,065        (11,200)     $ 18,186
                                                                                                                         ========
Net income                                     -           -            -           -          4,934              -      $  4,934
Dividends ($0.40 per share)                    -           -            -           -         (5,321)             -             -
Common stock repurchased                    (176)        (88)           -           -         (1,756)             -             -
Conversion of preferred stock                 28          14          399           -              -              -             -
Translation adjustment                         -           -            -           -              -         (4,743)       (4,743)
------------------------------------------------------------------------------------------------------------------------------------


Balance at January 31, 2000               11,440     $ 5,784       $  399      $ (229)     $ 122,922      $ (15,943)     $    191
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of this statement.

CONSOLIDATED STATEMENT OF CASHFLOWS
--------------------------------------------------------------------------------
(Dollars in Thousands)

Year Ended January 31                                                2000            1999             1998
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                      $  4,934        $ 21,370        $ 21,040
   Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depreciation and amortization                                18,386           21,550         20,280
        Deferred income taxes                                        (9,373)           1,770         (9,863)
        Loss (gain) on sale of property                               1,223           (3,873)             -
   Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
     Accounts receivable                                              9,847          (10,083)          (963)
     Inventories                                                      3,877           (3,735)        (6,626)
     Prepaid expenses                                                 5,778           (1,629)        (3,577)
     Accounts payable and accrued expenses                            4,344            2,570         (7,018)
     Accrued environmental expenditures                              10,087           (3,088)         1,403
     Other liabilities                                                1,032           (4,150)         1,025
--------------------------------------------------------------------------------------------------------------

       Net cash provided by operating activities                     50,135           20,702         15,701
--------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property, plant and equipment                       (16,834)         (15,459)       (15,453)
   Business acquisitions                                                  -                -        (72,534)
   Proceeds from sale of assets                                      29,785           11,375          5,036
   Other assets                                                        (540)           7,772         (4,377)
--------------------------------------------------------------------------------------------------------------

       Net cash provided (used) by investing activities              12,411            3,688        (87,328)
--------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on long-term debt                                       (61,783)          (5,241)       (36,034)
   Proceeds from issuance of long-term debt                          28,844                -        135,759
   Notes payable to banks, net                                       (1,409)          (3,376)       (20,264)
   Redemption of convertible preferred stock and minority interest   (4,162)          (4,730)             -
   Repurchase of common stock                                        (1,844)          (4,064)        (1,035)
   Issuance of common stock                                               -              271              -
   Cash dividends paid                                               (5,321)          (5,361)        (5,505)
--------------------------------------------------------------------------------------------------------------

       Net cash (used) provided by financing activities             (45,675)         (22,501)        72,921
--------------------------------------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES                                      (5,143)          (3,395)        (3,970)
--------------------------------------------------------------------------------------------------------------

INCREASE IN CASH AND CASH EQUIVALENTS                                11,728           (1,506)        (2,676)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       11,460           12,966         15,642
--------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                           $ 23,188         $ 11,460       $ 12,966
==============================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for:
       Interest                                                    $  8,515         $ 12,220       $  8,608
       Income taxes                                                $  8,561         $ 13,925       $ 12,936
   Conversion of mandatorily redeemable convertible preferred
       stock to common stock                                       $    413         $      -       $      -
   Exchangeable preferred stock issued for acquisition             $      -         $      -       $ 15,640


The accompanying notes to consolidated financial statements are an integral part of this statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1 -  SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

THE COMPANY

   Cascade Corporation (the Company) is an international company engaged in the business of designing, manufacturing and selling equipment used primarily in material handling applications. The Company manufactures an extensive line of hydraulically actuated attachments designed for mounting on lift trucks. Other major products include forks for lift trucks and hydraulic cylinders used primarily in material handling operations. Accordingly, the Company's sales and the collection of accounts receivable are largely dependent on the sales of lift trucks and on the sales of replacement parts. In addition, the majority of the Company's sales are made in North America.

   Headquartered in Portland, Oregon, the Company employs more than 1,800 people and maintains operations in 15 countries outside the United States. The Company was founded in 1943.

PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. Intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

   Cash and cash equivalents consist of cash on deposit and highly liquid investments with maturities of three months or less.

DEPRECIATION AND AMORTIZATION

   Property, plant and equipment are stated at cost. Depreciation is generally provided on the straight-line basis over the estimated useful lives of the assets ranging from 15 to 35 years for buildings and 3 to 12 years for machinery and equipment. Goodwill consists of the cost of acquired businesses (Note 10) in excess of the fair value of net identifiable assets acquired. Generally, goodwill is amortized on the straight-line basis over 20 years. On a periodic basis, the Company reviews the realizability of recorded long-lived assets based upon expectations of nondiscounted cash flows of the acquired businesses. As of January 31, 2000, the Company believes that there are no significantly impaired long-lived assets. Accumulated amortization of goodwill and other assets was $12,451,000 and $9,518,000 at January 31, 2000 and 1999,
respectively.

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

DIVESTITURE OF INDUSTRIAL TIRES LIMITED

   On April 29, 1999 the Company completed the sale of its tire, wheel and baseband business to Maine Rubber Company for approximately $38,108,000 including the assumption of liabilities. The Company recorded an after tax loss on the sale of approximately $1,085,000. In fiscal 1999 and 1998 the tire, wheel, and baseband business contributed approximately $10,832,000 and $47,086,000 in sales respectively.

DIVESTITURE OF WORLDMAST PRODUCT LINE

   On January 22, 1999, the Company completed the sale of its Worldmast product line to Lift Technologies, Inc. for approximately $11,242,000. A former Cascade officer and director is the principal owner of Lift Technologies, Inc. The Company recorded a gain on the sale of $582,000. The transaction included the sale of the Worldmast factory in Westminster, South Carolina as well as other related manufacturing assets in North America and Europe. In fiscal 1998, the Worldmast product line contributed approximately $54,000,000 in net sales.

FORWARD EXCHANGE CONTRACTS

   The Company enters into foreign exchange contracts to manage its exposure to foreign currency exchange risk. At January 31, 2000, the Company had approximately $18,252,000 in contracts to buy or sell foreign currency in the future. Substantially all of these contracts mature in one month or less. Gains or losses on such contracts are recognized in income and are measured over the period of the contract by reference to the forward rate for a contract to be consummated on the same future date as the original contract.

STOCK-BASED COMPENSATION

   The Company accounts for its stock-based compensation under APB 25.

FOREIGN CURRENCY TRANSLATION

   The Company translated the balance sheets of its foreign subsidiaries using fiscal year end exchange rates. The statements of income are translated using the average exchange rates for the fiscal year. The effects of such translations are included in the shareholders' equity account "cumulative foreign currency translation adjustments" as decreases of $4,743,000, $3,184,000, and $6,874,000 for the years ended January 31, 2000, 1999 and 1998, respectively

ENVIRONMENTAL REMEDIATION

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

FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

   The fair value of the Company's monetary assets and liabilities are evaluated based upon the existing interest rates related to such assets and liabilities compared to current market rates of interest. The carrying value of all of the Company's monetary assets and liabilities approximates fair value as of January 31, 2000 and 1999.

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

NOTE 2 -  ADOPTION OF FINANCIAL ACCOUNTING STANDARDS NUMBER 133

   The Company adopted Statement of Financial Accounting Standards No. 133 (FAS
133), "Accounting for Derivative Instruments and Hedging Activities" in 1998. The adoption resulted in no material adjustment to the Company's financial statements.

NOTE 3 -  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

   The Company has operations and sells products to dealers and original equipment manufacturers throughout the world. The Company's activities expose it to a variety of market risks, including the effects of changes in foreign currency exchange rates. These financial exposures are monitored and managed by the Company within the Company's foreign exchange management policy as approved by the Board of Directors. The Company's risk-management program focuses on the unpredictability of financial markets and seeks to reduce the effects that the volatility of these markets may have on its operating results.

   The Company maintains a foreign currency risk-management strategy that uses derivative instruments to protect its interests from unanticipated fluctuations in earnings caused by volatility in currency exchange rates. Various amounts of the Company's payables, receivables and subsidiary royalties are denominated in foreign currencies, thereby creating exposures to changes in exchange rates.

   The Company purchases foreign currency forward-exchange contracts, with contract terms normally lasting less than one month, to protect against the adverse effects that exchange rate fluctuations may have on foreign currency denominated trade receivables and trade payables. These derivatives do not qualify for hedge accounting, in accordance with FAS 133, because they relate to existing assets or liabilities denominated in a foreign currency. The gains and losses on both the derivatives and the foreign currency denominated trade receivables and payables are recorded as transaction adjustments in current earnings thereby minimizing the effect on current earnings of exchange-rate fluctuations.

   By using derivative financial instruments to hedge exposures to changes in exchange rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counter-party to perform under the terms of the derivatives contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not possess repayment risk. The Company minimizes the credit or repayment risk in derivative instruments by: entering into transactions with counterparties whose credit ratings are AA or higher; monitoring the amount of exposure to each counterparty; and monitoring the financial condition of its counterparties.

   Market risk is the adverse effect on the value of a foreign-exchange contract that results from a change in the underlying exchange rates. The market risk associated with foreign-exchange contracts is managed by the establishment and monitoring of parameters that limit the types and degree of market risk that may be undertaken.

NOTE 4 -  INCOME TAXES

Year Ended January 31                                              2000        1999       1998
------------------------------------------------------------------------------------------------
(Dollars in Thousands)

Income before taxes was as follows:
   United States                                                  $ 3,323     $23,260    $28,260
   Foreign                                                          3,788       7,995      3,830
------------------------------------------------------------------------------------------------
       Total                                                      $ 7,111     $31,255    $32,090
------------------------------------------------------------------------------------------------

Taxes charged (credited) against operations were as follows:
   Current
     Federal                                                      $ 1,852     $ 6,625    $ 9,105
     State                                                            406       1,300        925
     Foreign                                                        8,624       1,425      4,260
------------------------------------------------------------------------------------------------
       Total                                                       10,882       9,350     14,290
------------------------------------------------------------------------------------------------

   Deferred
     Federal                                                       (2,353)        150       (430)
     State                                                            (58)         65        (80)
     Foreign                                                       (6,294)        320     (2,730)
------------------------------------------------------------------------------------------------
       Total                                                       (8,705)        535     (3,240)
------------------------------------------------------------------------------------------------
   Total income taxes                                             $ 2,177     $ 9,885    $11,050
------------------------------------------------------------------------------------------------

The federal rate reconciles to the effective rate as follows:
   Federal statutory rate                                            35.0%       35.0%     35.0%
   State income taxes,
     net of federal tax benefits                                      2.9        2.9        1.7
   Effect of foreign tax rates                                       15.0        (3.8)       .6
   Foreign sales corporation                                         (3.3)        (.4)      (.7)
   International financing                                          (17.0)       (3.9)      (.7)
   Tax credits and other                                             (2.0)        1.8      (1.5)
------------------------------------------------------------------------------------------------
     Effective income tax rate                                       30.6%       31.6%     34.4%
------------------------------------------------------------------------------------------------

The deferred tax liabilities (assets) recorded on the consolidated balance sheet are comprised of the following:

January 31                                   2000       1999
----------------------------------------------------------------
(Dollars in Thousands)

   Accruals not deductible until paid    $ (1,148)    $  (968)
   Accrued environmental expenditures      (2,230)        799
   Other                                     (166)        (85)
----------------------------------------------------------------
     Current deferred income taxes       $ (3,544)    $  (254)
----------------------------------------------------------------

   Depreciation                          $  6,986     $ 4,030
   Employee benefits                       (1,189)     (1,178)
   Accrued environmental expenditures      (4,570)     (3,920)
   Foreign tax credits                     (8,085)     (2,208)
   Net operating losses                      (791)          -
   Other                                   (2,498)        (94)
----------------------------------------------------------------
                                          (10,147)     (3,370)
   Deferred tax asset valuation allowance     791           -
----------------------------------------------------------------
      Noncurrent deferred income taxes    $(9,356)   $ (3,370)
----------------------------------------------------------------

   The Company has foreign loss carryforwards of $2,198,000 at January 31, 2000, which do not expire. No benefit for the foreign tax losses has been recognized in the financial statements.

   The Company has recognized the benefit of U.S. foreign tax credit carryforwards of $493,000 which expire on January 31, 2005. Additionally, a benefit of $7,592,000 has been recognized for U.S. foreign tax credits attributed to foreign earnings not yet repatriated. The five-year expiration period does not begin until the foreign earnings are repatriated.

NOTE 5 -  BORROWINGS

January 31                                                       2000        1999
-----------------------------------------------------------------------------------------
(Dollars in Thousands)

$50 million Commercial Paper, backed by $100 million
   revolving credit facility, sold at discount, interest
   at variable rates (6.35% at 1/31/2000)                      $ 27,844    $      -

$100 million revolving line of credit, interest payable
   currently at a variable rate (based on certain
   financial ratios of the Company) over prime or LIBOR
   (6.73% at 1/31/00); principal payable in 2002                      -      59,000

6.7% mortgage note, due quarterly through 2008
   secured by plant                                               5,241       6,856

6.92% series A and series B senior notes, interest
   payable currently, principal due annually 2002
   through 2007                                                  75,000      75,000

Fixed assets under capital lease, variable interest
   (7.3% at 1/31/00), monthly payments through 200l               6,527       5,908

4.1% mortgage note, due semi-annually through
   2001, secured by building                                          -       1,031

Other                                                               568       1,498
-----------------------------------------------------------------------------------------
                                                                115,180     149,293
Less current maturities                                           6,137       6,510
-----------------------------------------------------------------------------------------
Total long-term debt                                           $109,043    $142,783
-----------------------------------------------------------------------------------------

   The revolving line of credit agreement, the series A and B senior notes, and the commercial paper backed by the revolving line of credit contain dividend restrictions and certain covenants, including covenants related to subsidiary indebtedness, additional indebtedness, net worth, fixed charges, funded debt and leverage ratios.

   Maturities of long-term debt for the years January 31, 2001 through January 31, 2005, and thereafter, respectively, are $6,137,000, $14,691,000,
$40,960,000, $13,117,000, $13,117,000 and $27,158,000. Borrowing arrangements with commercial banks provided short-term lines of credit at January 31, 2000 totalling $22,872,000, of which $14,464,000 was unused. Average interest rates on short-term borrowings were 4.5% and 3.7% at January 31, 2000 and 1999, respectively.

   Commercial paper maturities are 60 days or less. However, it is management's intention to extend these maturities based on market acceptance.

NOTE 6 -  STOCK OPTION PLAN

The Company has reserved 800,000 shares of common stock for the Cascade Corporation 1995 Senior Managers' Incentive Stock Option Plan (the Plan). The Plan permits the award of incentive stock options (ISO) to officers and key employees. Under the terms of the Plan, the purchase price of shares subject to each ISO granted must not be less than the fair market value on the date of grant. Accordingly, no compensation cost has been recognized for the stock option plan. Outstanding options vest after three or four years and are exercisable for ten years from the date of grant.

The Company has determined that the pro forma effects of applying SFAS 123 would reduce earnings by $358,000, $362,000, and $247,000 for 1999, 1998, and
1997, respectively, using the following assumptions:

Year Ended January 31            2000        1999          1998
---------------------------------------------------------------------
(Dollars in Thousands)

Risk-free interest rate          5.4%         5.5%          6.5%
Expected life                  5 Years       5 Years      5 Years
Expected volatility               33%          35%           30%
Expected dividend yield          3.1%         2.5%          2.5%


A summary of the Plan's status at January 31, 2000, 1999 and 1998 together with changes during the periods then ended are presented in the following table:

                                                  Weighted Average
                                       Shares     Price Per Share
                                       ------     ---------------
Balance January 31, 1997               145,432       $16.17

Granted                                136,262        15.25
Forfeited                               (1,971)       15.25
---------------------------------------------------------------------
Balance January 31, 1998               279,723       $15.73

Granted                                237,337        16.37
Exercised                              (15,077)       16.37
Forfeited                             (122,794)       15.87
---------------------------------------------------------------------
Balance January 31, 1999               379,189       $16.00

Granted                                 49,595        13.00
Exercised                                    -            -
Forfeited                              (89,304)       15.75
---------------------------------------------------------------------
Balance January 31, 2000               339,480       $15.70
=====================================================================

The following table summarizes information about fixed options outstanding at January 31, 2000.

 Exercise         Number          Weighted      Weighted Average
   Price         of Shares      Average Price   Contractual Life

   13.00           40,147          13.00               9
   15.25           68,355          15.25               7
   16.00           31,430          16.00               6
   16.38          199,548          16.38               7


NOTE 7 - CAPITAL STOCK

   There were 1,100,000 exchangeable preferred shares of Cascade (Canada) Ltd. outstanding with an approximate value of $15,640,000. In fiscal 1998, 300,000 exchangeable shares were redeemed for $4,350,000. Holders of exchangeable shares are entitled to voting rights of an equivalent number of the Company common shares and are entitled to dividends equivalent to those declared and paid on like numbers of Cascade common stock. As of January 31, 2000, 800,000 of the shares are still outstanding. Cascade (Canada) Ltd. is a wholly owned subsidiary of Cascade Corporation. Therefore although the Exchangeable Shares have rights comparable with the Company's common stock, the Exchangeable Shares have been accounted for, based on their form, as minority interest on the Company's balance sheet.

   330,000 shares of Cascade (Ontario), Inc. preferred stock have been repurchased by the Company. Each share of preferred stock was convertible into one share of the Company's common stock at the holders' option. The preferred stock gave the holder the ability to require the Company to repurchase the shares on or after January 13, 2002 at the original issuance price of approximately $15 per share, for a maximum repurchase obligation of approximately $4,950,000. Therefore, the Preferred Stock was classified as "Mandatorily Redeemable Convertible Preferred Stock". The provisions of the preferred stock also entitled the holder to cumulative dividends paid on the common shares of Cascade Corporation and to a liquidation preference equal to approximately $15 per share in priority to any payment on any shares ranking junior to the Preferred Stock. As of January 31, 2000 no shares were outstanding.

   There are 200,000 shares authorized of no par value preferred stock. As of January 31, 2000 no shares were outstanding.

NOTE 8 - EARNINGS PER SHARE

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

Year Ended January 31                   2000        1999          1998
----------------------------------------------------------------------------
(Dollars and Shares in Thousands
 Except Per Share Amounts)

Basic Earnings Per Share:
Net income                              $ 4,934     $ 21,370      $21,040
Preferred stock dividends                  (423)        (530)        (570)
----------------------------------------------------------------------------
Income available
   to common shareholders                 4,511       20,840       20,470
----------------------------------------------------------------------------
Basic weighted-average shares
   of common stock outstanding           11,402       11,748       11,858
----------------------------------------------------------------------------
Basic EPS                               $   .40     $   1.77      $  1.73
============================================================================

Diluted Earnings Per Share:
Income available
   to common shareholders                 4,511       20,840      $20,470
Effect of dilutive securities:
   Mandatorily redeemable
   convertible preferred stock              320          410          440
   Exchangeable preferred stock             103          120          130
----------------------------------------------------------------------------
Net income                              $ 4,934     $ 21,370      $21,040
============================================================================

Weighted-Average shares of
   common stock outstanding              11,402       11,748       11,858
Assumed conversion of mandatorily
   convertible preferred stock              800        1,091          985
Exchangeable preferred stock                183          309          330
Dilutive effect of stock options              -            -           17
----------------------------------------------------------------------------
Diluted weighted-average shares
   of common stock outstanding           12,385       13,148       13,190
----------------------------------------------------------------------------
Diluted EPS                             $   .40     $   1.63      $  1.60
============================================================================


NOTE 9 - PROPERTY, PLANT AND EQUIPMENT

January 31                                   2000       1999
----------------------------------------------------------------
(Dollars in Thousands)

Land                                     $   4,850   $   5,261
Construction in progress                       442          99
Buildings                                   39,394      43,146
Machinery and equipment                    143,090     162,194
----------------------------------------------------------------
                                           187,776     210,700
Accumulated depreciation                  (101,060)   (110,625)
----------------------------------------------------------------
                                         $  86,716   $ 100,075
================================================================

NOTE 10 - ACQUISITIONS

   In February 1997, the Company purchased all of the outstanding capital stock of Hyco-Cascade Pty., Ltd., an Australian manufacturer and distributor of lift truck attachments and accessories. The amount paid in connection with this purchase was $12,603,000, which consisted of $7,447,000 in debt, $3,656,000 in common stock and $1,500,000 in cash.

   On March 11, 1997 the Company acquired all of the outstanding capital stock of Kenhar Corporation. Kenhar Corporation is the world's leading manufacturer of forks for lift trucks with sales and manufacturing locations in North America, Europe and Asia. The aggregate purchase price for this acquisition was approximately $71,944,000 and included $56,304,000 in debt and 1,100,000 exchangeable preferred shares of Cascade (Canada) Ltd.
(Exchangeable Shares valued at approximately $15,640,000.)

   The Company also made other acquisitions during 1997 totaling $10,377,000. When the Company purchased Kenhar Corporation, a number of Kenhar's subsidiaries had minority interest holders. The Company has now acquired all of these minority interests. In addition, during 1997, the Company purchased a U.S. manufacturer of hydraulic cylinders and a European fork manufacturer.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

   The Company leases certain of its facilities and equipment under noncancelable operating leases. The minimum rental commitments under these leases for the years ending January 31, 2001 through January 31, 2005, respectively, are $3,896,000, $2,396,000, $1,675,000, $917,000 and $316,000.
For the years ended January 31, 2000, 1999 and 1998 total rentals charged to expense amounted to $1,986,000, $4,800,000 and $2,042,000.

NOTE 12 - ENVIRONMENTAL MATTERS

   The Company is engaged in environmental investigations and remediation efforts in its ordinary course of business. The Company has sued a number of its insurers to enforce policies it contends provide coverage for expenses associated with these efforts. Earnings for the year ended January 31, 2000 include a charge for $12,000,000 resulting from the Company's change in estimate regarding its environmental exposures. This change in estimate was caused by a number of factors, including an adverse legal decision rendered in March 2000 in connection with a lawsuit brought by the Boeing Corporation. The after-tax impact of this accrual on net income was approximately $7,600,000. Earnings for the year ended January 31, 1998 include the effect of settlements with several insurers totaling $23,750,000. The impact of these settlements on 1998 net income, after adjusting for certain litigation and environmental expenses and income taxes, was approximately $9,770,000. Litigation against two remaining insurers resulted in a jury verdict in the Company's favor. As issues involving damages, prejudgment interest, attorneys fees, and declaratory relief are pending before the trial court, the financial statements have not been adjusted to account for the jury verdict.

   The Company's accrued environmental liability at January 31, 2000 totalled $18,315,000, of which $7,910,000 is expected to be spent in 2000. The Company believes this accrual is adequate and fairly approximates known future remediation costs. However, since future remediation costs are subject to many uncertainties, company estimates may continue to be revised and therefore, actual expenses may exceed the amount recorded at January 31, 2000.

NOTE 13 -  PENSION AND OTHER POSTRETIREMENT BENEFITS

   The Company has defined benefit plans covering certain employees. In December 1988, the Company amended the plan covering its U.S. employees to limit benefits to those accrued through December 31, 1988. During 1997, the Company settled the U.S. pension obligation under this plan by funding lump sum distributions or non-participating annuity contracts.

   The Company's funding policy for the foreign pension plan is to make annual contributions based on actuarially determined funding requirements. The pension benefits are based on years of service and average earnings over a specified five-year period of time.

   The Company sponsors a number of defined contribution plans covering substantially all North American employees. Employees may contribute to these plans and the Company matches these contributions in varying degrees. The Company also makes contributions to certain plans based on a percentage of wages. Defined contribution pension expense for the Company was $2,243,000, $2,267,000, and $1,901,000 for the years ended January 31, 2000, 1999 and 1998, respectively.

   The Company provides health care benefits for eligible retirees. The Company accounts for such costs under Statement of Financial Accounting Standards No.106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." Therefore, the Company is accruing the future costs of providing such benefits to eligible active employees during the years they render service.

   To estimate the costs of health care benefits for eligible retirees, health care costs were assumed to increase at an annual rate of 10% with the rate of increase declining ratably to 4% by 2005 and thereafter. If the cost trend rates were increased by one percentage point, the accumulated post-retirement benefit obligation as of January 31, 2000 would increase by $491,469 and net periodic post-retirement benefit cost would increase by $52,783.

The status of employee pension and other postretirement benefit plans is summarized below:

                                                         Pension Benefits                               Other Benefits
Year Ended January 31                                 2000          1999          1998           2000           1999          1998
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)

CHANGE IN BENEFIT OBLIGATION
   Benefit obligation at beginning of year          $ 7,904       $ 6,001       $ 5,629        $  5,120       $ 4,890      $  4,007
     Service cost                                       193           289           237              83            83            69
     Interest cost                                      310           392           529             324           320           281
     Participant contributions                           94           134           187               -             -             -
     Plan amendments                                      -             -             -               -             -             -
     Acquisition and divestitures                    (2,578)         (142)        3,653               -             -             -
     Exchange rate changes                                -           (10)            -               -             -             -
     Settlements                                          8             -        (4,603)              -             -             -
     Benefits paid                                     (452)         (230)         (625)           (540)         (470)         (403)
     Actuarial (gain) or loss                           366         1,470           994            (395)          297           936
------------------------------------------------------------------------------------------------------------------------------------
   Benefit obligation at end of year                $ 5,845       $ 7,904       $ 6,001        $  4,592       $ 5,120      $  4,890
====================================================================================================================================
CHANGE IN PLAN ASSETS
   Fair value of plan assets at beginning of year   $ 7,185       $ 6,070       $ 5,656        $      -       $     -      $      -
     Actual return on plan assets                       529         1,129           468               -             -             -
     Acquisition and divestitures                    (2,482)         (261)        3,691               -             -             -
     Settlements                                          -             -        (4,603)              -             -             -
     Employer contributions                             376           374         1,296             540           470           403
     Participant contributions                           87           134           187               -             -             -
     Benefits paid                                     (452)         (230)         (625)           (540)         (470)         (403)
     Exchange rate changes                                -           (31)            -               -             -             -
------------------------------------------------------------------------------------------------------------------------------------
   Fair value of plan assets at end of year         $ 5,243       $ 7,185       $ 6,070        $      -       $     -      $      -
====================================================================================================================================
RECONCILIATION OF FUNDED STATUS
   Funded status                                    $  (602)      $  (719)      $    69        $ (4,592)      $(5,120)     $ (4,890)
   Unrecognized actuarial (gain) or loss                751            19             -           1,461         2,021         1,860
   Unrecognized prior service cost                        -             -             -               -             -             -
   Prepaid costs                                          -             -             -               -             -             -
------------------------------------------------------------------------------------------------------------------------------------
   Net amount recognized at year-end                $   149       $  (700)      $    69        $ (3,131)      $(3,099)     $ (3,030)
====================================================================================================================================
AMOUNTS RECOGNIZED IN THE STATEMENT
OF FINANCIAL POSITION CONSIST OF:
   Prepaid benefit cost                             $   149       $     -       $    69        $      -       $     -      $      -
   Accrued benefit liability                              -          (700)            -          (3,131)       (3,099)       (3,030)
------------------------------------------------------------------------------------------------------------------------------------
   Net amount recognized at year-end                $   149       $  (700)      $    69        $ (3,131)      $(3,099)     $ (3,030)
====================================================================================================================================
COMPONENTS OF NET PERIODIC BENEFIT COST
   Service cost                                     $   193       $   289       $   237        $     83       $    83      $     69
   Interest cost                                        310           392           529             324           320           281
   Expected return on plan assets                      (370)         (312)         (425)              -             -             -
   Amortization of prior service cost                     -             -             5               -             -             -
Amortization of transitional (asset) or obligation        -             -            25               -             -             -
Recognized net actuarial (gain) or loss                   3             -             -             165           136            49
------------------------------------------------------------------------------------------------------------------------------------
   Net periodic benefit cost                        $   136       $   369       $   371        $    572       $   539      $    399
====================================================================================================================================
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DEC. 31
   Discount rate                                       5.75%         6.50%         7.50%           7.50%         6.50%         6.75%
   Expected long-term rate of return on plan           7.00%         6.50%         8.00%            N/A           N/A           N/A
      assets


NOTE 14 - INFORMATION ABOUT OPERATIONS


YEAR ENDED JANUARY 31                      NORTH AMERICA         EUROPE              OTHER        ELIMINATIONS      CONSOLIDATED
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
2000
Sales to unaffiliated customers             $  201,710         $  89,307          $  33,761        $        -         $   324,778
Transfers between areas                         26,071            34,406                508           (60,985)                  -
---------------------------------------------------------------------------------------------------------------------------------
Total revenue                               $  227,781         $ 123,713          $  34,269        $  (60,985)        $   324,778
---------------------------------------------------------------------------------------------------------------------------------
Net income                                  $    6,462         $      74          $  (1,602)       $        -         $     4,934
---------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                         $  186,397         $  90,905          $  34,899        $        -         $   312,201
---------------------------------------------------------------------------------------------------------------------------------

1999
Sales to unaffiliated customers             $  264,625         $ 111,245          $  32,060        $        -         $   407,930
Transfers between areas                         15,626             7,679                352           (23,657)                  -
---------------------------------------------------------------------------------------------------------------------------------
Total revenue                               $  280,251         $ 118,924          $  32,412        $  (23,657)        $   407,930
---------------------------------------------------------------------------------------------------------------------------------
Net income                                  $   18,135         $   3,605          $    (370)       $        -         $    21,370
---------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                         $  183,943         $ 130,390          $  33,524        $        -         $   347,857
---------------------------------------------------------------------------------------------------------------------------------

1998
Sales to unaffiliated customers             $  230,140         $ 102,570          $  37,155        $        -         $   369,865
Transfers between areas                         17,500             1,020                310           (18,830)                  -
---------------------------------------------------------------------------------------------------------------------------------
Total revenue                               $  247,640         $ 103,590          $  37,465        $  (18,830)        $   369,865
---------------------------------------------------------------------------------------------------------------------------------
Net income                                  $   19,125         $   2,895          $    (980)       $        -         $    21,040
---------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                         $  220,194         $  95,894          $  33,504        $        -         $   349,592
---------------------------------------------------------------------------------------------------------------------------------


NOTE 15 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


                                                    1ST QUARTER            2ND QUARTER          3RD QUARTER           4TH QUARTER
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands except per share amounts)
YEAR ENDED JANUARY 31, 2000
   Net sales                                         $  89,500             $  77,709             $  82,470           $  75,099
     Gross profit before depreciation                $  30,670             $  27,671             $  27,113           $  24,976
     Net income (loss)                               $   4,110             $   4,442             $   1,340           $  (4,958)
     Net income (loss) per share:
        Basic                                        $     .35             $     .38             $     .11           $  (.44)
        Diluted                                      $     .33             $     .35             $     .11           $  (.44)
YEAR ENDED JANUARY 31, 1999
   Net sales                                         $ 107,125             $ 105,160             $ 105,660           $  89,985
   Gross profit before depreciation                  $  33,490             $  32,075             $  33,320           $  27,850
   Net income                                        $   6,815             $   5,490             $   6,025           $   3,040
   Net income per share:
     Basic                                           $     .56             $     .45             $     .50           $     .26
     Diluted                                         $     .51             $     .41             $     .46           $     .24


REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

TO THE BOARD OF DIRECTORS & SHAREHOLDERS OF CASCADE CORPORATION

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Cascade Corporation and its subsidiaries at January 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2000 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    /s/ PricewaterhouseCoopers LLP

    Portland, Oregon   March 28, 2000

SHAREHOLDER INFORMATION

Cascade's Form 10-K Report to the Securities and Exchange Commission is available to shareholders and others who request it. To obtain copies, please write to Cascade Corporation, P.O. Box 20187, Portland, Oregon 97294-0187.
Or visit our website at www.cascorp.com.

ANNUAL MEETING

   The Annual Meeting of the shareholders of Cascade Corporation will be held at Cascade Corporation Corporate Headquarters, 2201 N.E. 201st Ave, Fairview, Oregon at 10:00 a.m. on Thursday, May 11, 2000. A formal notice of the meeting, together with a proxy statement and proxy form, will be mailed to shareholders.

MARKET INFORMATION
The high and low sales prices of the common stock of Cascade Corporation during 2000 and 1999 were as follows:


YEAR ENDED JANUARY 31                      2000                           1999
-------------------------------------------------------------------------------------------------------------------
                                   HIGH           LOW              HIGH         LOW
Market price range
    First quarter                $ 17.25       $  9.94           $ 18.25     $ 14.31
    Second quarter                 14.88         12.94             18.44       15.08
    Third quarter                  13.38          8.94             16.94       11.63
    Fourth quarter                 11.13          8.00             16.25       13.00


COMMON STOCK DIVIDENDS


YEAR ENDED JANUARY 31                    2000            1999
---------------------------------------------------------------
    First quarter                      $  .10          $  .10
    Second quarter                        .10             .10
    Third quarter                         .10             .10
    Fourth quarter                        .10             .10
---------------------------------------------------------------
    Total                              $  .40          $  .40
===============================================================


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


INVESTOR
INFORMATION

TRANSFER AGENT &
REGISTRAR

ChaseMellon
Shareholder Services, L.L.C.
Shareholder Relations
P.O. Box 3315
South Hackensack,
N. J. 07606
(800) 522-6645
www.chasemellon.com

STOCK EXCHANGE LISTING

The Company's stock is
traded on the New York Stock Exchange under the symbol CAE.

THE BOARD
C. CALVERT KNUDSEN
   Chairman
   Director, West Fraser Timber Co., Ltd.;
   Trustee, Washington Research Foundation;

ROBERT C. WARREN, JR.
   President & Chief Executive Officer of
   the Corporation
   Director, Esco Corporation, manufacturers and distributors of high-alloy steel products.

ERIC HOFFMAN
   Chairman, Hoffman Corporation, general contractors.

GREG H. KUBICEK
   President, The Holt Company, a commercial real estate development company; President, Holt Homes, Inc., and Affiliates; Director, Bay Audio, an in-home audio and electronics firm.

NICHOLAS R. LARDY
   Senior Fellow, The Brookings Institution, a policy research institution.

ERNEST C. MERCIER
   Chairman, Oxford Properties Group Inc.,a company owning and managing commercial real estate; Director, Camvec Corporation, a transportation company; Director, Golden Star Resources Ltd., a gold and diamond exploration company.

JAMES S. OSTERMAN
   President, Outdoor Products Group,
   Oregon Cutting Systems, Division of
   Blount, Inc., a diversified manufacturer.

JACK B. SCHWARTZ
   Partner, Newcomb, Sabin, Schwartz & Landsverk, LLP, Attorneys; Assistant Secretary of the Corporation.

HENRY W. WESSINGER II
   Senior Vice President, Ragen MacKenzie Inc., a brokerage firm;
   Trustee, Oregon Graduate Institute of Science and Technology;
   Trustee, Catlin Gabel School Foundation. Director, River View Cemetery.

NANCY A. WILGENBUSCH
   President, Marylhurst University; Director,
   Pacificorp, an energy company;
   Director, Power Cor, an Australian subsidiary of Pacificorp;
   Director and Chairman, Portland branch of the Federal Reserve Bank of San Francisco.

CORPORATE OFFICERS

ROBERT C. WARREN, JR.
   President & Chief Executive Officer

RICHARD S. ANDERSON
   Senior Vice President - International

TERRY H. CATHEY
   Senior Vice President - Americas

KURT G. WOLLENBERG
   Senior Vice President - Finance,
   Secretary and Treasurer

GREGORY S. ANDERSON
   Vice President - Human Resources

CHARLIE S. MITCHELSON
   Vice President and Managing Director - Europe

ROBERT L. MOTT
   Vice President - OEM Group

ART OTSUKA
   Vice President - Asian Operations

ANTHONY F. SPINELLI
   Managing Director - Canadian Operations

GLOBAL NETWORK
AUSTRALIA
Adelaide
Brisbane
Melbourne
Perth
Sydney

CANADA
Guelph, Ontario
Mississauga, Ontario

CHINA
Xiamen
Hebei

ENGLAND
Cramlington
Manchester
Sheffield

FINLAND
Vantaa

FRANCE
La Machine
Paris

GERMANY
Monchengladbach

ITALY
Brescia

JAPAN
Osaka

KOREA
Inchon

NEW ZEALAND
Auckland

SOUTH AFRICA
Johnannesburg

SPAIN
Barcelona

SWEDEN
Vaggeryd

THE NETHERLANDS
Almere
Hoorn

UNITED STATES

CALIFORNIA
Los Angeles
San Francisco

GEORGIA
Atlanta
Warner Robins

ILLINOIS
Chicago

NEW YORK
Buffalo

NORTH CAROLINA
Beulaville

OHIO
Findlay
Springfield

OREGON
Portland

TENNESSEE
Memphis

TEXAS
Dallas


A TOP 100
COMPANY

         For the second year in a row, Cascade has been selected as one of the 100 Best Companies to Work For in Oregon for the year 2000 by Oregon Business Magazine. Cascade ranked in the top third of companies selected.

     Companies are judged on five criteria: pay and benefits; employee involvement; community involvement; advancement and training; and workplace culture.

1999 ANNUAL REPORT

[LOGO]

         CORPORATE
      HEADQUARTERS
     2201 NE 201st
Fairview, OR 97024

   MAILING ADDRESS
    P.O. Box 20187
      Portland, OR
        97294-0187
       800 CASCADE
        (227-2233)
   www.cascorp.com


-C- 2000 Cascade is a registered trademark of Cascade Corporation -C- 2000 All Rights Reserved.